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                     CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 18, 1997, except as to the recapitalization and the reverse stock split described in
Note 12 and net loss per common share described in Note 1 which are as of January 14, 1998, relating to the financial statements of Duane Reade
Holding Corp., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
------------------------
PRICE WATERHOUSE LLP


New York, New York
February 9, 1998